Free Writing Prospectus to the Synthetic Convertible Product Supplement dated March 2, 2010 the Prospectus Supplement dated March 1, 2010 and the Prospectus dated February 10, 2009	Filed Pursuant to Rule 433 Registration No. 333-145845 June 22, 2010

$[—]

BARCLAYS BANK PLC

GLOBAL MEDIUM-TERM NOTES, SERIES A

1.00% Notes Due June 25, 2017

Performance Linked to the S&P 500® Index

Because these notes are part of a series of Barclays Bank PLC’s debt securities called Global Medium-Term Notes, Series A, this free writing prospectus and the accompanying synthetic convertible product supplement dated March 2, 2010 (the “synthetic convertible product supplement”) should also be read with the accompanying prospectus supplement, dated March 1, 2010 relating to Barclays Bank PLC’s Global Medium-Term Notes, Series A (the “prospectus supplement”) and the accompanying prospectus dated February 10, 2009 (the “base prospectus”). Terms used here have the meanings given them in the synthetic convertible product supplement, the prospectus supplement or the base prospectus, unless the context requires otherwise.

•	Issuer: Barclays Bank PLC (Rated AA-/Aa3‡)

•	Index Sponsor: Standard & Poor’s is not involved in this offering and has no obligation with respect to the notes.

•	Index: S&P 500® Index (the “Index”) (Bloomberg ticker symbol “SPX <Index>”).

•	Principal amount: $1,000 per note, and in the aggregate, $[—].

•	Inception date: June 22, 2010

•	Issue date: June 25, 2010

•

Stated maturity date: June 25, 2017, subject to postponement if the final valuation date is postponed. If the stated maturity date is not a business day, any payment required to be made on the stated maturity date will instead be made on the next business day, as described in the section entitled “Terms of the Notes—Maturity Date” in the prospectus supplement.

•

Valuation date: In the case of the stated maturity date, June 21, 2017, which is the third business day prior to the stated maturity date; in the case of redemption, the date on which the notice of redemption is mailed; or, in the case of repurchase, the date that is 3 business days before the repurchase date, which is a number of business days equal to the determination period, in each case subject to postponement if a market disruption event occurs or if such day is not a scheduled trading day, as described in the section entitled “Description of the Notes—Settlement value” in the synthetic convertible product supplement. We refer to June 21, 2017, the third business day prior to the stated maturity date, as the “final valuation date”.

•	Determination period: Three business days.

•	Interest rate: 1.00% per annum.

•	Interest payment dates: Semi-annually, on December 25 and June 25 of each year, beginning on December 25, 2010.

•	Interest payment record dates: 15 calendar days prior to each interest payment date.

•

Payment at maturity: At maturity, Barclays Bank PLC will pay to you, per $1,000 note, in addition to any accrued but unpaid interest up to but excluding the stated maturity date, an amount equal to the greater of:

(1)	$1,000; and

(2)	the alternative redemption amount.

As a result, you will only receive the alternative redemption amount, in addition to any accrued but unpaid interest up to but excluding the stated maturity date, if the settlement value is greater than the threshold value.

•

Alternative redemption amount: The alternative redemption amount per $1,000 note will equal $1,000 multiplied by a ratio determined by dividing the settlement value on the applicable valuation date by the threshold value. You can calculate the alternative redemption amount using the following formula:

•	Settlement value: The closing level of the index on the applicable valuation date.

•	Threshold value: [—], which is 108% of [—], the level that an affiliate of Barclays Bank PLC has paid to hedge Barclays Bank PLC’s obligations under the notes.

•	Closing level: On any scheduled trading day, the closing level of the index on such scheduled trading day, as reported by the publisher of such index or as determined by the calculation agent.

•

Redemption: On or after June 25, 2013, Barclays Bank PLC may redeem, on not less than 30 calendar days’ prior written notice, each $1,000 note that is part of the series at a price equal to the greater of $1,000 and the alternative redemption amount calculated using the settlement value on the applicable valuation date, plus any accrued but unpaid interest up to but excluding the redemption date.

•

Repurchase option: On any business day during the repurchase request period, you may instruct Barclays Bank PLC to repurchase each $1,000 note that is part of the series at a price equal to the alternative redemption amount calculated using the settlement value on the applicable valuation date, plus any accrued but unpaid interest up to but excluding the repurchase date, by e-mailing Barclays Bank PLC before 4:00 p.m. New York time at us.syndicate.ops@barcap.com. The repurchase date will be the eighth business day following the business day on which Barclays Bank PLC receives your e-mail, unless payment is postponed because the applicable valuation date is postponed.

•

Repurchase request period: The repurchase request period shall commence on the eighth business day before June 25, 2013 and shall terminate on the earlier of (a) the date on which the notice of redemption is mailed or (b) eight business days before the stated maturity date.

•

Postponement of any valuation date, including the final valuation date, because of a market disruption event: If a market disruption event occurs on any valuation date, including the final valuation date, as set forth in this document, such valuation date will be postponed until the next scheduled trading day on which no market disruption event occurs; provided, however, if a market disruption event occurs on each of the eight scheduled trading days following the originally scheduled valuation date, then (a) that eighth scheduled trading day shall be deemed to be the valuation date and (b) the calculation agent shall determine the closing level of the index for that eighth scheduled trading day, based upon its good faith estimate of the market value on such day.

•	Denominations: $1,000 and whole multiples of $1,000.

•	Listing: The notes will not be listed on any exchange.

•	CUSIP No.: 06740PBE5

•	ISIN No.: US06740PBE51

‡	The Global Medium-Term Notes Program, Series A, is rated AA- by Standard & Poor’s Rating Services (“S&P”), and the Notes are expected to carry the same S&P rating as the Program rating. This rating does not take into account market risk or the performance-related risks of the investment (including, without limitation, the risks associated with the potential negative performance of any reference asset to which the Notes are linked). The Global Medium-Term Notes Program, Series A, is also rated Aa3 by Moody’s Investor Services, Inc. (“Moody’s”); however, because we have not sought a rating from Moody’s for this specific issuance, the Notes will not be rated by Moody’s. The ratings mentioned in this paragraph are subject to downward revision, suspension or withdrawal at any time by the assigning rating organization and are not a recommendation to buy, sell or hold securities.

Investing in the notes involves risks. Risk Factors begin on page PR-7 of the synthetic convertible product supplement and on page S-5 of the prospectus supplement.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the base prospectus dated February 10, 2009, and the prospectus supplement dated March 1, 2010, the synthetic convertible product supplement dated March 2, 2010 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the base prospectus, prospectus supplement, the synthetic convertible product supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the base prospectus, the prospectus supplement, the synthetic convertible product supplement, the pricing supplement and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 2-3430). A copy of the prospectus may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this free writing prospectus, any accompanying synthetic convertible product supplement or any accompanying prospectus supplement or base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public	Agent’s Commission(1)	Proceeds to Barclays Bank PLC
Per Note	100%	0%	100%
Total	$[—]	$[—]	$[—]

(1)	Barclays Capital Inc. will receive commissions from Barclays Bank PLC, as issuer, equal to [—]% of the principal amount of the notes, or $[—] per $[—] principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Barclays Bank PLC listed herein is the minimum amount of proceeds that Barclays Bank PLC receives.

Please see “Supplemental Plan of Distribution” in this free writing prospectus for more information.

The notes are not deposit liabilities of Barclays Bank PLC and are not insured by the United States Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

FREE WRITING PROSPECTUS

ADDITIONAL TERMS SPECIFIC TO THE NOTES	FWP-1
EXAMPLES OF AMOUNT PAYABLE AT MATURITY OR UPON REDEMPTION OR REPURCHASE	FWP-2
INDEX SPONSOR AND INDEX	FWP-3
HYPOTHETICAL RETURNS	FWP-8
SUPPLEMENTAL TAX CONSIDERATIONS	FWP-10
SUPPLEMENTAL PLAN OF DISTRIBUTION	FWP-11

PRODUCT SUPPLEMENT

SUMMARY INFORMATION—Q&A	PR-1
RISK FACTORS	PR-7
DESCRIPTION OF THE NOTES	PR-18
COMMON STOCK INFORMATION	PR-29
INDEX INFORMATION	PR-30
EXCHANGE TRADED FUND INFORMATION	PR-31
CLEARANCE AND SETTLEMENT	PR-32
USE OF PROCEEDS AND HEDGING	PR-33
SUPPLEMENTAL TAX CONSIDERATIONS	PR-35

PROSPECTUS SUPPLEMENT

SUMMARY	S-1
RISK FACTORS	S-5
DESCRIPTION OF MEDIUM-TERM NOTES	S-26
TERMS OF THE NOTES	S-31
INTEREST MECHANICS	S-37
CERTAIN FEATURES OF THE NOTES	S-40
DESCRIPTION OF UNIVERSAL WARRANTS	S-48
TERMS OF THE WARRANTS	S-53
CERTAIN FEATURES OF THE WARRANTS	S-57
REFERENCE ASSETS	S-62
CLEARANCE AND SETTLEMENT	S-104
EMPLOYEE RETIREMENT INCOME SECURITY ACT	S-109
PLAN OF DISTRIBUTION	S-111
CONFLICTS OF INTEREST	S-113
USE OF PROCEEDS AND HEDGING	S-118
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS	S-119
VALIDITY OF SECURITIES	S-133

PROSPECTUS

FORWARD-LOOKING STATEMENTS	1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	1
THE BARCLAYS BANK GROUP	2
USE OF PROCEEDS	2
DESCRIPTION OF DEBT SECURITIES	3

DESCRIPTION OF WARRANTS	20
GLOBAL SECURITIES	31
DESCRIPTION OF PREFERENCE SHARES	36
DESCRIPTION OF AMERICAN DESPOSITARY RECEIPTS	41
DESCRIPTION OF SHARE CAPITAL	47
TAX CONSIDERATIONS	48
PLAN OF DISTRIBUTION	65
SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES	68
WHERE YOU CAN FIND MORE INFORMATION	69
FURTHER INFORMATION	69
VALIDITY OF SECURITIES	69
EXPERTS	69
EXPENSES OF ISSUANCE AND DISTRIBUTION	70

ADDITIONAL TERMS SPECIFIC TO THE NOTES

Barclays Bank PLC has filed a registration statement (including a base prospectus) with the U.S. Securities and Exchange Commission, or SEC, for this offering. Before you invest, you should read this free writing prospectus together with the base prospectus, as supplemented by the prospectus supplement relating to our Series A medium-term notes of which the notes are a part and the synthetic convertible product supplement. Purchasers should rely upon the base prospectus, the prospectus supplement, the synthetic convertible product supplement, this free writing prospectus, any other relevant terms supplement and any relevant free writing prospectus for complete details. This free writing prospectus, together with the documents listed below, contains the terms of the notes and supersedes all prior or contemporaneous communications concerning the notes. To the extent that there are any inconsistencies among the documents listed below, this free writing prospectus shall supersede the synthetic convertible product supplement, which shall, likewise, supersede the base prospectus and the prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying synthetic convertible product supplement as the notes involve risks not associated with conventional debt securities. You should also carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying prospectus supplement.

We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the notes. You may get these documents and other documents Barclays Bank PLC has filed for free by searching the SEC online database at www.sec.gov, with “Barclays Bank PLC” as a search term or through the links below, or by emailing Barclays Bank PLC at us.syndicate.ops@barcap.com.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Synthetic convertible product supplement dated March 2, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510046023/d424b3.htm

•	Prospectus supplement dated March 1, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510043357/d424b3.htm

•	Base prospectus dated February 10, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509023285/dposasr.htm

FWP-1

EXAMPLES OF AMOUNT PAYABLE AT MATURITY OR UPON REDEMPTION OR REPURCHASE

Here are two examples of hypothetical alternative redemption amount calculations. In each of these examples it is assumed that the threshold value is 1204.20.

Example 1. Assuming the settlement value of the index is 1100.00:

Alternative redemption amount per $1,000 note =

As a result, on the stated maturity date or upon redemption, you would receive $1,000 per $1,000 note (plus accrued but unpaid interest up to but excluding the stated maturity date or the redemption date, as applicable) because 1204.20 is greater than 1100.00.

Upon repurchase, you would only receive $913.46 (plus accrued but unpaid interest up to but excluding the repurchase date) because your principal amount is only protected if you hold your notes to maturity or if we redeem your notes.

Example 2. Assuming the settlement value of the index is 1300.00:

Alternative redemption amount per $1,000 note =

As a result, on the stated maturity date or upon redemption or repurchase, you would receive $1079.55 per $1,000 note (plus accrued but unpaid interest up to but excluding the stated maturity date, the redemption date or the repurchase date, as applicable) because 1300.00 is greater than 1204.20.

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INDEX SPONSOR AND INDEX

We have derived all information regarding the Index contained in this free writing prospectus, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. (“Standard and Poor’s” or “S&P”). Neither Standard & Poor’s nor the Bank assumes any responsibility for the accuracy or completeness of such information. The Index is calculated, maintained and published by Standard & Poor’s. Standard & Poor’s has no obligation to continue to publish the Index and may discontinue publication of the Index. The Index is reported by Bloomberg under the ticker symbol “SPX <Index>”.

The Index is intended to provide an indication of the pattern of stock price movement in the U.S. equities market. The daily calculation of the level of the Index, discussed below in further detail, is based on the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.

Composition of the Index

Standard & Poor’s chooses companies for inclusion in the Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. Relevant criteria employed by Standard & Poor’s for new additions include the financial viability of the particular company, the extent to which that company represents the industry group to which it is assigned, adequate liquidity and reasonable price, an unadjusted market capitalization of US$3.5 billion or more, U.S. domicile, a public float of at least 50% and company classification (i.e. operating companies and not a closed-end fund, holding company, tracking stock, partnership, investment vehicle or royalty trust). The ten main groups of companies that comprise the Index include: Consumer Discretionary, Consumer Staples, Energy, Financials, Health Care, Industrials, Information Technology, Materials, Telecommunication Services and Utilities. Standard & Poor’s may from time to time, in its sole discretion, add companies to, or delete companies from, the Index to achieve the objectives stated above.

The Index does not reflect the payment of dividends on the stocks included in the Index. Because of this the return on the Notes will not be the same as the return you would receive if you were to purchase these stocks and hold them for a period equal to the term of the Notes.

Computation of the Index

As of September 16, 2005, Standard & Poor’s has used a full float-adjusted formula to calculate the Index. With a float-adjusted index, the share counts used in calculating the Index will reflect only those shares that are available to investors, not all of a company’s outstanding shares.

The float-adjusted Index is calculated as the quotient of (1) the sum of the products of (a) the price of each common stock, (b) the total shares outstanding of each common stock and (c) the investable weight factor and (2) the index divisor.

The investable weight factor is calculated by dividing (1) the available float shares by (2) the total shares outstanding. Available float shares reflects float adjustments made to the total shares outstanding. Float adjustments seek to distinguish strategic shareholders (whose holdings depend on concerns such as maintaining control rather than the economic fortunes of the company) from those holders whose investments depend on the stock’s price and their evaluation of the company’s future prospects. Standard & Poor’s defines three groups of shareholders whose holdings are subject to float adjustment:

1.	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

2.	holdings by government entities, including all levels of government in the United States or foreign countries; and

3.	holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

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In cases where holdings in a group as described above exceeds 10% of the outstanding shares of a company, the holdings of that group are excluded from the float-adjusted count of shares to be used in the Index’s calculation. In addition, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held by mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a United States company traded in Canada as “exchangeable shares,” shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are, however, considered part of the float.

Changes in a company’s shares outstanding of 5.0% or more due to mergers, acquisitions, public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. All other changes of 5.0% or more (due to, for example, company stock repurchases, private placements, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participation units, or other recapitalizations) are made weekly and are announced on Wednesdays for implementation after the close of trading on the following Wednesday (one week later). Changes of less than 5.0% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two to five days prior. Corporate actions such as stock splits, stock dividends, spinoffs and rights offerings are generally applied after the close of trading on the day prior to the ex-date. Share changes resulting from exchange offers are made on the ex-date. Changes in investable weight factors of more than ten percentage points caused by corporate actions (such as merger and acquisition activity, restructurings, or spin-offs) will be made as soon as reasonably possible. Other changes in investable weight factors will be made annually, in September when investable weight factors are reviewed.

As discussed above, the value of the Index is the quotient of (1) the total float-adjusted market capitalization of the Index’s constituents (i.e., the sum of the products of (a) the price of each common stock, (b) the total shares outstanding of each common stock and (c) the investable weight factor) and (2) the index divisor. Continuity in index values is maintained by adjusting the divisor for all changes in the constituents’ share capital after the base date, which is the period from 1941 to 1943. This includes additions and deletions to the index, rights issues, share buybacks and issuances, and spin-offs. The index divisor’s time series is, in effect, a chronological summary of all changes affecting the base capital of the Index since the base date. The index divisor is adjusted such that the index value at an instant just prior to a change in base capital equals the index value at an instant immediately following that change. Some corporate actions, such as stock splits, require simple changes in the common shares outstanding and the stock prices of the companies in the Index and do not require adjustments to the index divisor.

While Standard & Poor’s currently employs the above methodology to calculate the Index, no assurance can be given that Standard & Poor’s will not modify or change this methodology in a manner that may affect the payment amount for the Notes upon maturity or otherwise.

Additional information on the Index is available on the following website:

http://www.standardandpoors.com.

Neither the Bank nor any of its affiliates accepts any responsibility for the calculation, maintenance or publication of, or for any error, omission or disruption in, the Index or any successor index.

License Agreement

Standard & Poor’s and Barclays Bank PLC have entered into a non-exclusive license agreement providing for the license to Barclays Bank PLC, in exchange for a fee, of the right to use the Index in connection with the Notes. Barclays Bank PLC is not affiliated with Standard & Poor’s; the only relationship between Standard & Poor’s and Barclays Bank PLC is any licensing of the use of Standard & Poor’s indices and trademarks relating to them.

FWP-4

The license agreement between Standard & Poor’s and Barclays Bank PLC provides that the following language must be set forth in this free writing prospectus:

The Notes are not sponsored, endorsed, sold or promoted by Standard & Poor’s. S&P makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly, or the ability of the S&P 500® Index to track general stock market performance. S&P’s only relationship to Barclays Bank PLC is the licensing of certain trademarks and trade names of S&P and of the S&P 500® Index which is determined, composed and calculated by S&P without regard to Barclays Bank PLC or the Notes. S&P has no obligation to take the needs of Barclays Bank PLC or the owners of the Notes into consideration in determining, composing or calculating the S&P 500® Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Notes.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY BARCLAYS BANK PLC, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“Standard & Poor’s®”, “S&P®”, “S&P 500®” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Barclays Bank PLC. The Notes are not sponsored, endorsed, sold or promoted by S&P and S&P makes no representation regarding the advisability of investing in the Notes.

Information regarding the Index was obtained from various public sources including, but not limited to, press releases, newspaper articles, the Standard & Poor’s website and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of the information referred to above relating to the Index or any other publicly available information regarding Standard & Poor’s.

FWP-5

Historical information about the Index

The following table presents the high and low of the Index, as reported on the New York Stock Exchange during each fiscal quarter in 2006, 2007, 2008, 2009 and 2010 (through the date of this free writing prospectus), and the closing price at the end of each quarter in 2006, 2007, 2008, 2009 and 2010 (through the date of this free writing prospectus).

The historical levels of the Index are not necessarily indicative of future performance; accordingly there can be no assurance that the payment you receive at maturity or upon redemption or repurchase will equal or exceed the principal amount.

All information in the table that follows was obtained from Bloomberg L.P., without independent verification.

FWP-6

	High	Low	Period End
2006
First Quarter	1,307.25	1,254.78	1,294.83
Second Quarter	1,325.76	1,223.69	1,270.20
Third Quarter	1,339.15	1,234.49	1,335.85
Fourth Quarter	1,427.09	1,331.32	1,418.30

2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1539.18	1424.55	1,503.35
Third Quarter	1553.08	1406.70	1,526.75
Fourth Quarter	1565.15	1407.22	1,468.36

2008
First Quarter	1,447.16	1,273.37	1,322.70
Second Quarter	1,426.63	1,278.38	1,280.00
Third Quarter	1,305.32	1,106.39	1,166.36
Fourth Quarter	1,161.06	752.44	903.25

2009
First Quarter	934.70	676.53	797.87
Second Quarter	946.21	811.08	919.32
Third Quarter	1,071.66	879.13	1,057.08
Fourth Quarter	1,127.78	1,025.21	1,115.10

2010
First Quarter	1,174.17	1,056.74	1,169.43
Second Quarter (through June 21, 2010)	1,217.28	1,050.47	1,113.20

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HYPOTHETICAL RETURNS

The table below illustrates, for a range of hypothetical settlement values on the final valuation date, in each case assuming that the investment is held from the date on which the notes are first issued until the stated maturity date and that the threshold value is 1,204.20:

•	the hypothetical alternative redemption amount per $1,000 note;

•	the percentage change from the principal amount to the hypothetical alternative redemption amount;

•	the hypothetical total amount payable at stated maturity per $1,000 note (without interest);

•	the hypothetical total rate of return (without interest);

•	the hypothetical annualized pre-tax rate of return (without interest);

•	the hypothetical total rate of return (including interest); and

•	the hypothetical annualized pre-tax rate of return (including interest)

Hypothetical settlement value on the final valuation date	Hypothetical alternative redemption amount per $1,000 note	Percentage change from the principal amount to the hypothetical alternative redemption amount	Hypothetical total amount payable at stated maturity per $1,000 note	Hypothetical total rate of return (without interest)	Hypothetical annualized pre-tax rate of return (without interest)	Hypothetical total rate of return (including interest)	Hypothetical annualized pre-tax rate of return (including interest)
1,185.00	$984.05	-1.60%	$1,000.00	0.00%	0.00%	7.00%	0.97%
1,190.00	$988.20	-1.18%	$1,000.00	0.00%	0.00%	7.00%	0.97%
1,195.00	$992.36	-0.76%	$1,000.00	0.00%	0.00%	7.00%	0.97%
1,200.00	$996.51	-0.35%	$1,000.00	0.00%	0.00%	7.00%	0.97%
1204.2 (1)	$1,000.00	0.00%	$1,000.00	0.00%	0.00%	7.00%	0.97%
1,205.00	$1,000.66	0.07%	$1,000.66	0.07%	0.01%	7.07%	0.98%
1,210.00	$1,004.81	0.48%	$1,004.81	0.48%	0.07%	7.48%	1.04%
1,215.00	$1,008.96	0.90%	$1,008.96	0.90%	0.13%	7.90%	1.09%
1,220.00	$1,013.12	1.31%	$1,013.12	1.31%	0.19%	8.31%	1.15%

(1)	This figure reflects the threshold value.

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The above figures are for purposes of illustration only. The actual amount received by investors and the resulting total and pre-tax rates of return will depend entirely on the actual settlement value determined by the calculation agent. In particular, the actual settlement value could be lower or higher than those reflected in the table.

The table above provides hypothetical return information only with regard to notes held to maturity. It is not applicable in the case of notes repurchased or redeemed prior to the stated maturity date.

You should compare the features of the notes to other available investments before deciding to purchase the notes. Due to the uncertainty as to whether the alternative redemption amount, at stated maturity or in connection with a repurchase or redemption, will be greater than $1,000 per $1,000 note or whether the notes will be redeemed prior to the stated maturity date, the return on investment with respect to the notes may be higher or lower than the return available on other securities issued by Barclays Bank PLC or by others and available through Barclays Capital Inc. You should reach an investment decision only after carefully considering the suitability of the notes in light of your particular circumstances.

FWP-9

SUPPLEMENTAL TAX CONSIDERATIONS

Some of the tax consequences of your investment in the notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement. In addition, this discussion applies to you only if you are an initial purchaser of the notes; if you are a secondary purchaser of the notes, the tax consequences to you may be different.

The following section is the opinion of our special tax counsel, Sullivan & Cromwell LLP, and it assumes that the description of the terms of the notes in this free writing prospectus is materially correct. The notes will be treated as debt instruments subject to special rules governing contingent payment debt obligations for United States federal income tax purposes. Under these rules, if you are a U.S. individual or taxable entity, you generally will be required to accrue interest on a current basis in respect of the notes over their term based on the comparable yield for the notes and pay tax accordingly, even though the comparable yield may exceed the coupon payments that are made semi-annually with respect to the notes. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to redemption or maturity and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize on the sale, redemption, repurchase or maturity of the notes will be taxed as ordinary interest income and any loss you may realize on the sale, redemption, repurchase or maturity of the notes would generally be ordinary loss to the extent of the interest you previously included as income in respect of the notes and thereafter would be capital loss. If you are a noncorporate holder, you would generally be able to use such ordinary loss to offset your income only in the taxable year in which you recognize the ordinary loss and would generally not be able to carry such ordinary loss forward or back to offset income in other taxable years.

For a further discussion of the tax treatment of your notes, including information regarding obtaining the comparable yield for your notes and the tax consequences to secondary purchasers of the notes, please see the discussion under the heading “Supplemental Tax Considerations” in synthetic convertible product supplement.

Recently Enacted Legislation. Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions (such as your notes), as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the notes.

For taxable years beginning after December 31, 2012, a U.S. person that is an individual, estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax (the “Medicare tax”) on the lesser of (1) the U.S. person’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. person’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income will generally include any interest that you include in income from the Notes in respect of either (i) current accruals based on the comparable yield or (ii) gains recognized upon the sale, redemption, repurchase or maturity of the notes, unless such interest is derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. person that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the notes.

FWP-10

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the notes at the price specified on the cover of this free writing prospectus. The Agent is committed to take and pay for all of the notes, if any are taken.

Delivery of the notes will be made against payment for the notes on or about the issue date indicated on the cover of this free writing prospectus, which is the third business day following the inception date (that is, the notes will have a settlement cycle referred to as “T+3”).

After the initial public offering, the public offering price and the selling terms may be varied from time to time by the Agent.

If the notes are sold in a market-making transaction after their initial sale, information about the purchase price and the date of sale will be provided in a separate confirmation of sale.

FWP-11

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BARCLAYS BANK PLC

1.00% Notes Linked to the S&P 500® Index, Due June 25, 2017

Global Medium-Term Notes, Series A

Free Writing Prospectus

(to Synthetic Convertible Product Supplement dated March 2, 2010,

Prospectus Supplement dated March 1, 2010 and

Prospectus dated February 10, 2009)

June 22, 2010